Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Paul Idzik (“Executive”) as of January 17, 2013.

W I T N E S S E T H:

WHEREAS, Executive is willing to serve as the Chief Executive Officer of the Company, and the Employer desires to retain Executive in such capacity, on the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Position and Duties. Starting on January 22, 2013 (the “Effective Date”), the Company hereby agrees to employ Executive as the Chief Executive Officer of the Company, and Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. In such capacity, Executive shall report directly to the Board of Directors (the “Board”) of the Company and shall have and perform the authority and duties normally accorded to such position in a manner consistent with applicable regulatory requirements and sound business practices.

On or promptly following the Effective Date, Executive shall be appointed to the Board, and the Company agrees that Executive will continue to be re-nominated to the Board during his employment as Chief Executive Officer of the Company. Executive agrees that, upon any termination of his employment with the Company, he shall be deemed to resign from the Board unless otherwise requested by the Board.

Executive agrees to devote all necessary time, energy and skill to his duties at the Company. The Company acknowledges that Executive may have continued involvement in charitable and civic activities which both parties expect will not create a business or competitive conflict with the activities of the Company and that, with the prior consent of the Board, Executive may serve on other corporate boards of directors.

The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive to indemnification and D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Executive’s period of employment or service as a director with the Company shall survive the termination of Executive’s employment.

2. Term of Agreement. Executive’s employment under the terms of this Agreement (as may be extended below, the “Term”) shall be from the Effective Date until the earlier of (i) the third anniversary of the Effective Date or (ii) the date that Executive’s employment with the Company ends for any reason; provided that unless Executive’s employment has previously terminated, the “Term” shall automatically renew for continuing one-year periods unless either party provides at least 90 days’ prior written notice of termination of the Agreement to be effective at the end of the then-current Term. Executive’s employment with the Company shall be “at-will”, meaning that either Executive or the Company may terminate Executive’s employment at any time for any or no reason.

3. Compensation. During the Term, Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. Executive shall be paid an annualized base salary of $1,000,000 per year (the “Base Salary”), subject to applicable withholding, in accordance with the Company’s normal payroll procedures.

(b) Performance Bonus. Executive shall have the opportunity to earn an annual performance-based cash bonus, depending on Executive and the Company meeting performance targets for the applicable year as established by the Board or its Compensation Committee. Executive’s annual cash bonus target amount shall be $3,000,000 (the “Annual Target Bonus”), with a potential range between 0% and 150% of the Annual Target Bonus, and the Company’s practice as of the Effective Date is to provide a threshold bonus payment of 50% of the Annual Target Bonus if the Board or its Compensation Committee determines that the Company meets a specified threshold level of performance; provided that Executive’s actual cash bonus for the year ending December 31, 2013 shall be not less than a prorated portion (representing the period of time from the Effective Date through the end of such year) of his Annual Target Bonus. The annual bonus will be paid following the end of the applicable fiscal year at the same time and in the same manner as payments to other senior executives of the Company and, except as otherwise provided in Section 5 below, is subject to Executive’s continued employment with the Company on the applicable payment date.

(c) Benefits. Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under the Company’s employee benefit plans (including vacation or paid time-off policies), as such plans may be modified from time to time. The Company will provide reasonable relocation benefits to Executive during the Term, as more fully set forth on Schedule I hereto.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as in effect from time to time.

4. Equity Compensation.

(a) Initial Equity Awards. On or promptly following the Effective Date, the Executive shall receive restricted stock units representing the number of shares of the Company’s common stock determined by dividing $9,000,000 by the average of the high and low of the Company’s stock price on the grant date (the “Initial Equity Awards”). The Initial Equity Awards shall vest in equal annual installments on each of the first four anniversaries of the Effective Date so long as Executive remains employed with the Company on the applicable vesting date. The provisions set forth in Section 5 below shall be deemed to be incorporated into any award agreement with respect to the Initial Equity Awards and shall supersede any provision therein or in the Company’s equity incentive plan to the contrary.

(b) Other Awards. Executive may be eligible to receive other equity compensation awards from time to time if the Board or its Compensation Committee, in its sole discretion, determines that such an award(s) is appropriate. Executive acknowledges and agrees that, other than the Initial Equity Awards, the Company does not currently intend to grant new equity awards to Executive during the initial Term of this Agreement.

5. Effect of Termination of Employment or Other Events During the Term.

(a) General. Upon any termination of Executive’s employment during the Term, he will be entitled to payment or provision when due of (1) any unpaid base salary and expense reimbursements and (2) other unpaid vested amounts or benefits under Company benefit plans, all of which shall be paid as soon as practicable but no later than 2 and  1/2 months following the end of the year in which termination occurs (except to the extent otherwise provided in the applicable plan or by applicable law), beyond which the Company and he shall have no further obligations to each other, except as specifically set forth in this Agreement or the agreements set forth in Section 12(d) below or in a subsequent written agreement between Executive and the Company.

(b) Involuntary Termination. In the event of an Involuntary Termination before the end of the Term, then subject to Executive signing and not revoking the Release, Executive shall receive the following severance benefits:

(i) a lump sum cash severance payment equal to one times the sum of (x) Executive’s annual Base Salary at the time of termination and (y) Executive’s Annual Target Bonus, which payment shall be paid within 15 days following the Release Effective Date;

(ii) a pro rata share of the Annual Target Bonus for the year in which termination of employment occurs; provided that such payment shall be made only if the Company’s performance meets or exceeds the target performance level for the year of termination, as determined by the Board or its Compensation Committee following the end of the fiscal year, which payment shall be paid no later than 2 and 1/2 months following the end of the year in which such termination of employment occurs;

(iii)(A) if the Involuntary Termination occurs outside of a Change in Control Period, then on the Release Effective Date the following portion of the Initial Equity Awards shall become vested: (x) an amount, if any, such that an aggregate of one-third (1/3) of the Initial Equity Awards have become vested (whether through regular vesting during Executive’s employment and/or such accelerated vesting as a result of the Involuntary Termination); and (y) if such Involuntary Termination occurs after the first anniversary of the Effective Date, an additional amount calculated as (I) two-thirds (2/3) of the total number of shares subject to the Initial Equity Awards multiplied by (II) a fraction, the denominator of which is 36 and the numerator of which is the number of months from the most recent annual anniversary of the Effective Date to the date of termination; or (B) if the Involuntary Termination occurs during a Change in Control Period, 100% of all unvested Initial Equity Awards shall become vested on the later of the Release Effective Date or the date of the Change in Control; and

(iv) to the extent Executive is eligible for and elects COBRA continuation through the Company, reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following Executive’s termination of employment, or (B) the time Executive begins alternative employment; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if determined by the Company to be advisable or necessary, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

(c) Termination Due to Non-Renewal by the Company. In the event that the Company delivers to Executive written notice of non-renewal of this Agreement pursuant to Section 2 hereof, Executive’s employment shall terminate at the end of the Term and, unless the Company has Cause to terminate Executive’s employment, Executive shall be entitled to receive, subject to Executive signing and not revoking the Release, (A) a lump sum cash severance payment equal to the sum of Executive’s annual Base Salary and Executive’s Annual Cash Target, which payment shall be paid within 15 days following the Release Effective Date, and (B) accelerated vesting on the Release Effective Date of the remaining unvested Initial Equity Awards.

(d) Death or Disability.

(i) In the event of Executive’s death, all unvested Initial Equity Awards shall become fully vested as of the date of Executive’s death.

(ii) In the event Executive’s employment terminates as a result of his death or Permanent Disability, Executive (or Executive’s estate, as applicable) shall be entitled to a pro rata share of Executive’s cash performance bonus (which during 2013 shall be a pro rata share of the Annual Cash Target) to the date of death or termination for Permanent Disability, which shall be paid no later than 2 and 1/2 months following the end of the year in which such death or Permanent Disability occurs.

(e) Other Termination. In the event of a termination of Executive’s employment not specified under Section 5(b), Section 5(c) or Section 5(d) above, Executive shall not be entitled to any compensation or benefits from the Company except as provided in Section 5(a) above.

6. Certain Tax Considerations.

(a) Section 409A.

(i) The payments and benefits under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. To the extent any payment hereunder is determined to be deferred compensation subject to Section 409A, then to the extent required to avoid penalty under Section 409A, any such payment hereunder that could be paid in either of two taxable years shall be made in the second taxable year.

(ii) Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then with respect to any payment or benefit considered to be deferred compensation subject to Section 409A and to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and (ii) the date of Executive’s death.

(iii) Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(iv) For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A; provided, however, that, in the event of Executive’s Permanent Disability, to the extent required under Section 409A, “separation from service” means the date that is six months after the first day of disability.

(b) 280G Limitation. If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to him from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

7. Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following:

(i) Executive’s theft, dishonesty, willful misconduct in the performance of his duties, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs Executive’s ability to perform his duties with the Company;

(iii) Executive’s intentional and repeated failure to perform lawful stated duties after written notice from the Company and a reasonable opportunity to cure such failure;

(iv) Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach by Executive of this Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within 30 days following written notice of such breach from the Company.

In the event that the Company terminates Executive’s employment for Cause, the Company shall provide, prior to or concurrently with the termination of employment, written notice to Executive of that fact, stating with specificity the grounds for the termination for Cause and the clause in the foregoing definition on which the Company is relying. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within 30 days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or more than one person acting as a group (as determined under Treas. Reg. Section

1.409A-3(i)(5)(v)(B)) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing at least 51% of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s common stock by a Company-sponsored employee benefit plan;

(ii) the Company consummates a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of at least 51% of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a period of 12 consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) the Company consummates the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control Period” shall mean the period (i) ending on the second anniversary of a Change in Control and (ii) commencing on the earlier of the date of the first public announcement of the definitive agreement (or the date of the public announcement of a tender offer that is not approved by the Incumbent Directors) that results in such Change in Control or 60 days prior to the consummation of such Change in Control.

(e) “Good Reason” shall mean any of the following conditions without Executive’s consent:

(i) a material decrease in Executive’s Base Salary;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that following a Change in Control, for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, Executive not reporting to the Board of Directors or Executive not being Chief Executive Officer of the surviving combined company shall constitute an event of “Good Reason”;

(iii) any material breach by the Company of any provision of this Agreement, which breach is not cured within 30 days following written notice of such breach from Executive; or

(iv) any failure of the Company to obtain the assumption (by operation of law or by contract) of this Agreement by any successor or assign of the Company;

provided that Executive shall have provided written notice to the Company of the existence of the condition, stating with specificity the grounds constituting Good Reason, within 90 days of the initial existence of the condition.

(f) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Involuntary Termination” shall mean the occurrence of one of the following:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii) Executive’s resignation from employment for Good Reason within six months following the occurrence of the event constituting Good Reason.

(h) “Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(i) “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form (including non-disparagement provisions) reasonably acceptable to the Company, which has been signed by Executive and not revoked within the applicable revocation period; provided that such Release shall not release the right to indemnification or any of the compensation and benefits Executive is due under Section 5 hereof upon the applicable termination of employment.

(j) “Release Effective Date” shall mean the 8th day following the date on which Executive signs the Release if Executive has not revoked the Release and subject to Executive signing the Release within 21 days following termination of employment (or such longer period as required by applicable law or agreed by the parties, but in any event no more than 45 days following termination of employment).

8. Agreements and Representations by Executive.

(a) No Conflicts. Executive represents that he is not subject to any restrictive covenants and obligations with any prior employers or businesses that would prevent him from fully performing his duties for the Company. Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment by the Company, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.

(b) Proprietary Information and Covenants. Executive agrees to execute and comply with the Company’s standard Agreement Regarding Employment and Proprietary Information and Inventions.

(c) Insider Trading Policy. Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time, and such other Company policies as may be applicable to senior officers and directors from time to time.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), and except for disputes that are subject to mandatory arbitration under FINRA rules if applicable, Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.

10. Attorneys’ Fees. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement.

11. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise and any such payment will not be reduced in the event such other employment is obtained.

12. General.

(a) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b) Amendments; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph.

Mailed notices to Executive shall be addressed to the last known address provided by Executive to the Company, with a copy to:

Wayne Outten

Outten & Golden

3 Park Avenue

New York, NY 10016

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

1271 Avenue of the Americas, 14th Floor

New York, New York 10020

Attention: General Counsel

With a copy to:

E*TRADE Financial Corporation

1271 Avenue of the Americas, 14th Floor

New York, New York 10020

Attention: Chair of the Compensation Committee

(d) Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment and any amounts due on termination of such employment, with the exception of (i) an Agreement Regarding Employment and Proprietary Information and Inventions, (ii) any indemnification agreement between Executive and the Company and (iii) the Company’s employee benefit plans referenced in Section 3(c). This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company.

(e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts. This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision. To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated: January 17, 2013	E*TRADE FINANCIAL CORPORATION

	By:	/S/ FRANK J. PETRILLI
	Name:	Frank J. Petrilli
	Title:	Chairman and Interim
Chief Executive Officer

Dated: January 16, 2013	/S/ PAUL T. IDZIK
EXECUTIVE

Schedule 1 – Relocation Benefits

•	Up to 12 round-trip transatlantic air tickets during the first 7 months of employment, for use by Executive and/or his wife

•	Company-paid annual tax preparation assistance for U.S. and U.K. returns

•	Up to 6 months of appropriate temporary housing in New York

•	Relocation of personal items/goods

•	From the U.K. to the U.S. at commencement of employment

•	From the U.S. to the U.K. at end of employment